Annex 1 to the shareholders' resolution as of September 27, 2010

Addendum 1
to the

LOAN AGREEMENT

dated August 31, 2010
between

HARTMANN ASIA HOLDING PTE LTD
1 North Bridge Road ; High Street Centre #06 - 18/19/20/21
Singapore 179094

ATL Offshore GmbH & Co. "ISLE OF USEDOM" KG
Neue Str. 24 ; 26789 Leer

The parties agree to revise the Loan Agreement as follows:

•
The loan amount shall be increased by USD 3,400,000.00 (in words: USD three million four hundred thousand; the "Loan Increase") to USD 9,400,000.00 (in words: USD nine million four hundred thousand, the "Loan").

•	The Loan Increase shall be granted to the Borrower immediately after signing of this Addendum 1.

•	Clause 3. Duration and Repayment shall be restated as follows:

"The Loan shall be granted until October 29, 2010. The Borrower shall be entitled to repay all or any portion, without penalty at any time prior to the end of the loan period without further notice."

•	All other terms shall remain unchanged.

Leer, September 28, 2010

/s/ Niels Roggemann	/s/ Björn Jochmann
Niels Roggemann for and on behalf of ATL Offshore GmbH	Björn Jochmann for and on behalf of
acting for and on behalf of	HARTMANN ASIA HOLDING PTE LTD
ATL Offshore GmbH & Co. “ISLE OF USEDOM” KG